t1500608-424b4 - none - 14.3704369s

424B4 1 t1500608-424b4.htm FINAL PROSPECTUS
TABLE OF CONTENTS

?Filed Pursuant to Rule 424(b)(4)
?Registration No. 333-201614, 333-202811

PROSPECTUS

17,127,000 Ordinary Shares

     The selling shareholders identified in this prospectus are selling 17,127,000 of our ordinary shares. We will not receive any proceeds from the sale of shares.
     Our ordinary shares are listed on the New York Stock Exchange under the symbol "MBLY."
On March 16, 2015, the last reported sales price of our ordinary shares was $42.45 per share.
     We are an "emerging growth company" as that term is used in the Jumpstart Our Business
Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements in this prospectus and in future filings with the Securities and
Exchange Commission.
     See "Risk Factors" beginning on page 14 to read about factors you should consider before buying ordinary shares.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per Share

Total
Public offering price

$  41.7500

$715,052,250
Underwriting discount(1)

$  1.04375

$  17,876,306
Proceeds, before expenses, to the selling shareholders

$40.70625

$697,175,944

(1)    See "Underwriting (Conflicts of Interest)" for a description of the compensation payable to the underwriters.
     The underwriters have the option to purchase up to an additional 2,569,050 shares from the selling shareholders at the price to public less the underwriting discount.

     The underwriters expect to deliver the shares against payment in New York,
New York on March 20, 2015.

Lead book-running managers

Goldman, Sachs & Co. Morgan Stanley

Deutsche Bank Securities

Barclays Citigroup

Raymond James William Blair Wells Fargo Securities

Prospectus dated March 16, 2015

http://www.sec.gov/Archives/edgar/data/1607310/000157104915002026/t1500608-424b4....

3/20/2015